EXHIBIT 10.1

September 5, 2006

Adsero Corp.

2101 Nobel Street

Sainte Julie, Quebec, Canada

J3E1Z8

Attention: Yvon Leveille, President

Re:       Pay-Off Arrangements

Ladies and Gentlemen:

This letter is being sent to you on behalf of Turbon International Inc., a Pennsylvania corporation (the “Lender”), as well as on behalf of the Lender’s parent corporation, Turbon AG, a corporation organized under the laws of the Federal Republic of Germany with its registered business seat in Hattingen, Germany (“T-AG”).

We refer to the Loan Agreement dated as of November 4, 2005 (the “Loan Agreement”) by and among Adsero Corporation, a Delaware corporation (the “Borrower”), the Lender and Teckn-O-Laser Global Company, a Nova Scotia Unlimited Liability Company and wholly-owned subsidiary of the Borrower (the “Guarantor” and collectively with the Borrower, the “Borrowing Parties”). All capitalized terms used herein without definition shall have the respective meanings assigned to such terms in the Loan Agreement. We further refer to the Share Purchase Agreement between the Borrower and T-AG dated June 22, 2005, pursuant to which, on June 22, 2005 and November 4, 2005, the Borrower acquired the Pledged Stock (as defined herein).

The Borrower and Lender have previously signed a non-binding proposal which contemplates that Borrower shall satisfy in full of all amounts due under the Loan Agreement by the assignment and transfer of its commercial rights (to the extent thereof) in 400,000 shares (the “Pledged Stock”) of common stock to T-AG. The Borrower previously caused the pay down of US$1,926,497.88 (the “A/R Line Paydown Amount”) due under the Line of Credit on August 4, 2006 in connection with the sale of assets by Guarantor and Tecknolaser USA, Inc. (an indirect, wholly-owned subsidiary of the Borrower) to the Lender.

The parties acknowledge that, as of August 23, 2006, the aggregate value of the Pledged Stock, as determined using the closing price per share reported on the Frankfort Stock Exchange on such date, was approximately US$3,465,616. The Pledged Stock was pledged by the Borrower to the Lender pursuant to the Loan Agreement as security for the Borrower’s obligations thereunder, and was subsequently pledged to T-AG to secure obligations of the Lender to T-AG. The Borrowing Parties acknowledge and confirm that T-AG at all times has been the formal owner of the Pledged Stock and that performance under the Share Purchase Agreement has been made by founding a fiduciary/trust-agreement between the Borrower and T-AG. The Borrower has previously granted a junior lien on the Pledged Stock to The National Bank of Canada and Barrington Bank International Limited. The Borrower has requested, and the Lender desires to provide the Borrower with, the appropriate pay-off figures for the principal, interest and other amounts owing by the Borrower to the Lender under the Loan Agreement and the other terms and conditions of the Lender’s agreement to discharge such amounts owing.

Pay-Off Amount as of the Computation Date. The pay-off figures for the Borrower as of August 23, 2006 (the “Computation Date”) under the Loan Agreement are as follows (collectively, together with any additional interest accruing after the Computation Date, the “Pay-Off Amount”):

Term Note:
Principal:	US$	2,800,000.00
Interest:	US$	8,944.44

Line of Credit Note:
Principal:	US$	1,007,814.79
Interest:	US$	3,219.40
Total:	US$	3,819,978.63

As of the Pay-Off Date (as defined below), the Line of Credit shall be terminated and neither the Lender nor T-AG shall have any obligation to make additional loans thereunder to the Borrower.

Interest, etc. accruing after the Computation Date. From and after the Computation Date and until the Pay-Off Date (as defined below), interest shall continue to accrue on the unpaid principal amount of the Term Loan and Line of Credit at the rates set forth in the Loan Agreement. Upon request of the Borrower, the Lender shall provide the Borrower with a revised figure for the amount of interest to be paid as part of the Pay-Off Amount.

Discharge and Release on the Payment Date. The Lender acknowledges and agrees that, upon the Lender’s receipt of all of the deliveries required hereunder on the date of delivery (the time of the Lender’s receipt of all of such deliveries being hereinafter referred to as the “Pay-Off Date”), (a) all indebtedness and obligations of the Borrower and Guarantor to the Lender under or in respect of the Loan Agreement (and the other loan documents executed in connection therewith (the “Loan Documents”)) shall be deemed to be and shall be paid and discharged in full and (b) the Lender shall, at the request and expense of the Borrower, release or terminate all security interests and liens which the Borrower may have granted to the Lender pursuant to the Loan Agreement. For avoidance of all doubt, the discharge referenced in clause (a) above shall include a discharge of trade debt of Guarantor (or its subsidiary, Tecknolaser Company) to Turbon in the approximate amount of US$1.08 million, which amount was incurred pursuant to that certain Strategic Supply Agreement, dated as of June 22, 2005, by and between T-AG and Borrower.

Reservations. The Borrower and Guarantor acknowledge and agree that their respective obligations and liabilities under the Loan Agreement and the other Loan Documents shall be reinstated with full force and effect, if at any time on or after the Closing Date, (i) all or any portion of the assignment or transfer of the Pledged Stock to the Lender or T-AG or (ii) all or any portion of the A/R Line Paydown Amount is voided or rescinded or must otherwise be returned by the Lender to the Borrower upon the Borrower’s or Guarantor’s insolvency, bankruptcy or reorganization or otherwise, all as though such Pledged Stock had not been sold, assigned or transferred to the Lender or T-AG or the amounts paid to the Lender in connection with such asset sale had not been paid, as the case may be. In addition, nothing contained in this letter shall terminate or otherwise impair those expense reimbursement, indemnification or other provisions of the Loan Agreement and the other Loan Documents which by their express terms survive the repayment of the outstanding obligations thereunder.

Representations. In order to induce the Lender and T-AG to discharge the obligations of the Borrower and the Guarantor under the Loan Agreement and the other Loan Documents on the terms and conditions of this letter, the Borrowing Parties, jointly and severally, make the following representations and warranties to and for the benefit of Lender and T-AG, which shall survive the Pay-Off Date: (i) the Borrower has certain commercial rights and risks in the Pledged Stock due to its commercial ownership of the Pledged Stock, such as the right to receive dividend payments and the risk of share value fluctuation, and no other party, other than T-AG which is the formal owner of the Pledged Stock according to a fiduciary/trust-agreement, has any rights to the Pledged Stock; (ii) other than the liens expressly identified in this letter which shall be released prior to the Pay-Off Date and the pledge by the Lender to T-AG, the Pledged Stock is free and clear of and from any and all security interests, liens, pledges, claims, charges, escrows, encumbrances, options, rights of first refusal, restrictions on transfer, security agreements and other agreements, arrangements, contracts, commitments, understandings or obligations; (iii) each Borrowing Party acknowledges that the discharge of their respective obligations under the Loan Agreement and the other Loan Documents is fair and adequate consideration for the assignment and transfer of the Pledged Stock to the Lender or T-AG; (iv) each Borrowing Party has the full legal right, power, authority and capacity to execute and deliver this letter and to perform the transactions contemplated hereby; and (v) this letter constitutes the valid and binding obligations of each the Borrowing Party, enforceable in accordance with its respective terms.

Pay-Off Date Deliveries. On or before the Pay-Off Date, and as a condition precedent to the Lender’s and T-AG’s obligations hereunder, the Borrower shall deliver or cause to be delivered to the Lender and T-AG, in form and substance reasonably satisfactory to the Lender and T-AG and their respective counsels:

(i) Bank Consents and Lien Release. A letter from each of The National Bank of Canada and Barrington Bank International Limited stating (A) such institution consents to the transactions contemplated by this letter and (B) such institution releases or terminates any and all security interests or hypothecs it may have in the Pledged Stock effective as of the Pay-Off Date;

(ii) Secretary’s Certificate. A certificate executed by each Borrowing Party’s duly elected Secretary (or an Assistant Secretary), dated as of the Pay-Off Date, certifying that the resolutions, as attached to such certificate, were duly adopted by each Borrowing Party’s Board of Directors, authorizing and approving the execution of this letter and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect;

(iii) Officer’s Certificate. A certificate executed by the Chief Executive Officer or Chief Financial Officer of each Borrowing Party certifying to the Lender and T-AG that the representations and warranties of the Borrowing Parties in this letter are true and correct on and as of the Pay-Off Date;

(iv) Supply Agreement. A counterpart signature page executed by Guarantor to the Amended and Restated Supply Agreement attached hereto as Exhibit A; and

(v) Termination of Fiduciary/trust Agreement. The fiduciary/trust-agreement between T-AG and the Borrower shall have been terminated.

Termination of Fiduciary/trust Agreement. The fiduciary/trust-agreement between T-AG and the Borrower shall be deemed to be terminated effective as of the Pay-Off-Date. As a result of such termination, on the Pay-Off Date, the commercial ownership of the Pledged Stock will be assigned and transferred to T-AG and T-AG shall have full and sole ownership of the Pledged Stock since T-AG’s present possession on behalf of the Borrower (based on the fiduciary/trust-agreement) shall be converted or transitioned into a proprietary possession as of the Pay-Off Date. Promptly following the Pay-Off Date, T-AG shall notify Commerzbank AG, as the deposit bank, of the transactions described herein. The parties acknowledge and agree that proof of payment or offsetting of the Pay Off Amount is not necessary for the validity of the notification and the transfer of ownership.

Further Assurances. Each Borrowing Party further agrees, at any time after the Pay-Off Date, upon the request of the Lender or T-AG, to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers and assurances as may be required to carry out the terms and conditions of this letter. The Lender and T-AG likewise agree, at any time after the Pay-Off Date, upon the request of a Borrowing Party, to do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers and assurances as may be required to carry out the terms and conditions of this letter.

Governing Law. This letter shall be governed by the laws of the State of Delaware, except for the section of this letter titled Termination of Fiduciary/trust Agreement which shall be governed by the laws of the Federal Republic of Germany, including without limitation, the German Law of Property.

No Waiver. Nothing contained in this Agreement shall be construed as a modification, amendment or waiver of any term or condition of the Loan Agreement or the other Loan Documents. This letter supersedes the terms and conditions of the Lender’s letter to the Borrower dated August 25, 2006, which earlier letter shall be deemed null and void.

Termination of this Letter. The obligations of the Lender under this letter are subject to the condition that the Pay-Off Date shall occur at or before 5:00 p.m. New York time on September 6, 2006, unless such date and time are extended in writing by the Lender in its sole discretion. After such date and time, this letter shall automatically terminate and the parties shall have no obligations hereunder.

Very truly yours,

TURBON INTERNATIONAL, INC.

By:  /s/ Aldo C. DeLuca

Name:  Aldo C. DeLuca

Title:  Managing Director, Finance & Operations

ACCEPTED AND AGREED

as of the date first written above:

ADSERO CORPORATION

By:  /s/ Yvon Leveille

Name:  Yvon Leveille

Title:  President

TECKN-O-LASER GLOBAL COMPANY

By:  /s/ Yvon Leveille

Name:  Yvon Leveille

Title:  President

TURBON AG

By:  /s/ Holger Brueckmann - Turbon

Name:  Holger Brueckmann - Turbon

Title:  Chief Executive Officer